77M):	Mergers

 The following funds of Goldman Sachs Trust (GST) acquired the assets and liabilities of six of seven portfolios offered by the Golden Oak Family of Funds (Golden Oak) as follows (the Reorganization):

 GST Funds                     Corresponding Golden Oak Portfolio
 Strategic Growth Fund         Growth Portfolio
 Large Cap Value Fund          Value Portfolio
 Small Cap Value Fund          Small Cap Value Portfolio
 CORE International Equity     International Equity Portfolio
  Fund
 Core Fixed Income Fund        Intermediate-Term Income
                                Portfolio
 Financial Square Prime        Prime Obligations Money
  Obligations Fund             Market Portfolio

 The seventh Golden Oak portfolio, the Golden Oak Michigan Tax Free Bond Portfolio, was not part of the Reorganization. This Portfolio reorganized into the Federated Michigan Intermediate Municipal Trust on September 28, 2004.

 With regard to the circumstances and the details of the Reorganization, GST incorporates herein by reference the definitive Combined Proxy Statement/Prospectus dated August 21, 2004 and Statement of Additional Information dated August 21, 2004, each as filed electronically with the Securities and Exchange Commission (SEC) on August 25, 2004, (Accession No. 000120006774-04-000859) (the "Proxy Soliciting Materials").

 The following information is provided in response to questions not addressed in the Proxy Soliciting Materials:

(a) The Reorganization with respect to the Golden Oak Growth Portfolio, Golden Oak Value Portfolio, Golden Oak Small Cap Value Portfolio, Golden Oak International Equity Portfolio, Golden Oak Intermediate-Term Income Portfolio and Golden Oak Prime Obligation Money Market Portfolio closed on September 28, 2004.

(b) An Agreement and Plan of Reorganization was approved by each foregoing Golden Oak Portfolio at a Special Meeting of Shareholders of Golden Oak held on September 28, 2004. Golden Oaks Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on August 20, 2004. GSTs Board of Trustees approved the Agreement and Plan of Reorganization and fund transactions at a meeting held on August 5, 2004.

(c) It is GSTs understanding that Golden Oak will file with the SEC an Application pursuant to Section 8(f) of the Investment Company Act of 1940 and Rule 8f-1 thereunder, for an Order declaring that it has ceased to be an investment company. Upon receipt of the Order, it is expected that Golden Oak will terminate its existence under state law.